Exhibit 99.1
Sabre Announces Election of Members to its Board of Directors

Company refreshes board composition with three highly-experienced industry executives

SOUTHLAKE, Texas – July 15, 2020 –  Sabre Corporation (NASDAQ: SABR), the leading software and technology provider that powers the global travel industry, today announced the election of Gregg Saretsky and John M. Scott, III, highly experienced travel industry executives, to its board of directors on July 15, 2020. Saretsky and Scott join Gail Mandel, who was elected on April 29, 2020.

“We welcome Gail, Gregg and John to the Sabre Board of Directors as we continue to refresh its composition and add significant technology, hospitality and airline expertise to the board,” said Karl Peterson the Chairman of the Company’s board. “They join Sabre at an exciting time as we continue to make meaningful progress toward achieving our vision to create a new market for personalized travel. These additions will complement the skills, expertise and experiences of our existing directors and we are confident they will provide valuable perspectives as we continue to execute against our strategy and focus on maximizing value for Sabre’s shareholders. We look forward to their contributions.”

In addition, the board recently changed its committee composition. John Siciliano has succeeded Gary Kusin as chair of the compensation committee and George Bravante has replaced Judy Odom as chair of the audit committee. Mandel has joined the technology committee and the audit committee. Saretsky and Scott will serve on the technology committee and governance and nominating committee, respectively. Earlier this year, Peterson replaced departing board member Larry Kellner as chairman of the company’s board and chair of the governance and nominating committee.

Sabre’s Board regularly evaluates its composition to ensure the board includes the appropriate skills, experience and perspective necessary to help guide the future of the company and drive growth for its shareholders. With the appointment of these three individuals, Sabre has added five independent directors to its actively engaged board in the past four years. Sabre will continue to proactively manage the composition of the Board to ensure that it remains varied in skills, expertise and tenure while allowing flexibility for any future succession planning needs.

About Gail Mandel

Ms. Mandel has served as Managing Director of Focused Point Ventures, LLC, a business advisory and consulting services organization, since 2019. In addition, she currently serves as the Executive Chairman of the Board of PureStar, a provider of laundry services and linen management to the hospitality industry. From 2014 to 2018, she served as President and Chief Executive Officer of Wyndham Destination Network, an operating division of Wyndham Worldwide and a provider of professionally managed, unique vacation accommodations. Mandel served as Chief Operating Officer and Chief Financial Officer, Wyndham Exchange & Rentals (later known as Wyndham Destination Network), from March 2014 to November 2014 and Chief Financial Officer, Wyndham Destination Network, from January 2010 to March 2014. From August 2006 to January 2010, Mandel was Senior Vice President, Financial Planning & Analysis, for Wyndham Worldwide. From February 1999 to August 2006, Mandel was Division CFO/Controller, Cendant Hospitality Services, and from October 1997 to February 1999, Mandel was Controller, Cendant Mobility

Exhibit 99.1
About Gregg Saretsky

Gregg Saretsky is a Corporate Director who retired in March 2018 from WestJet as President and Chief Executive Officer, a position he held since April 2010 after having joined WestJet in June 2009. During his tenure, WestJet doubled in size, started a regional airline subsidiary, inaugurated long haul international operations, all while achieving an investment-grade credit rating and recognition from Waterstone Human Capital for Canada’s Most admired corporate culture. Saretsky was named Alberta’s Business Person of the Year for 2012 by Alberta Venture magazine. In 2013, Saretsky was also named Top New CEO of the Year by Canadian Business Magazine, an award bestowed on a CEO who has transformed his company within the first five years of his appointment. In addition, he received an Honorary Doctor of Laws from Concordia University in 2014 and was the recipient of the David Foster Foundation Visionary Award as Canada’s National Business Leader of the Year in 2015. Saretsky began his career in aviation with Canadian Airlines in 1985, after a short period in Commercial Banking, and rose through the ranks to the position of Vice-President, Airports, and Vice-President, Marketing, before joining Alaska Airlines in 1998 as Senior Vice-President, Marketing & Planning and then Executive Vice-President of Flight Operations and Marketing, responsible for the airline’s flight crews, operations, and consumer programs and activities. Saretsky led the development of Alaska Airlines’ alliance strategy and was instrumental in building new airline and tour operator partnerships. Saretsky has served as a board member of the Conference Board of Canada, Calgary Telus Convention Centre, Tourism Vancouver, and the University of British Columbia (UBC) and is currently Board Chair of the Wood Buffalo Economic Development Corporation and a Director of RECARO, a German Industrial Company.

About John Scott

John M. Scott, III, is an experienced executive in the hospitality, leisure and entertainment industries with more than 25 years of consumer facing business expertise across complex global, multi-unit, multi-brand enterprises. Scott is a founder and Chairman of Park House, a new private social club business located in Dallas, TX which is redefining the private social club model. Scott is also Chairman of A&O Hotels, the largest European hybrid hotel and hostel platform which owns and operates 40 assets with more than 25,000 beds and 7,000 rooms throughout Europe. Most recently he served from 2012 through 2015 as President, Chief Executive Officer and a Director of Belmond Ltd., previously Orient-Express Hotels Ltd., a publicly listed company engaged in the ownership and management of a global portfolio of 46 luxury hotel, restaurants, tourist trains and cruise businesses in 22 countries. Prior to joining Belmond Ltd., he served from 2003 until 2011 as President and Chief Executive Officer of Rosewood Hotels & Resorts, an international luxury hotel ownership and management company. He previously served on the board of Kimpton Hotels and Restaurants, a private hotel and restaurant management company, SMU COX School of Business and currently serves as a director of Cedar Fair Entertainment, a leading North American amusement park owner and operator, and as a director of Subway Restaurants.

About Sabre Corporation
Sabre Corporation is a leading software and technology Company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The Company provides retailing, distribution and fulfilment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel

Exhibit 99.1
marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre's technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

SABR-F

Contacts:
Media
Kristin Hays
kristin.hays@sabre.com

Heidi Castle
heidi.castle@sabre.com
sabrenews@sabre.com

Investors
Kevin Crissey
kevin.crissey@sabre.com
sabre.investorrelations@sabre.com